Exhibit 10.19

SERVICE AGREEMENT

entered into by and between

Medex GmbH

—           a limited liability company under German law —

represented by its [shareholders’ meeting]

—           hereinafter referred to as the “Company” —

and

Dr. Georg Landsberg

On the date of execution of this Agreement Dr. Landsberg is appointed managing director of the Company.  To the extent as provided below in Article 9.1, this Agreement shall regulate the employment relationship between the Company and Dr. Landsberg.

Article 1

Area of Responsibility

1.               Dr. Landsberg shall continue his work as managing director of the Company.  The distribution of tasks and responsibilities shall result from the Schedule of Responsibilities of the Management of the Company.  The Schedule of Responsibilities may be amended at any time to reflect the development of the Company, as well as its operational requirements.  Within this context, currently Dr. Landsberg shall be responsible for Continental Operations.  He shall report to the Managing Director of Smiths Medical International, currently Mr. Martin Jamieson.

2.               Dr. Landsberg shall perform his duties and responsibilities in compliance with all statutory provisions, in particular in compliance with the German “GmbH-Gesetz” (Limited Liabilities Companies Act), as well as the Articles of Association of the Company and the By-laws for the Management, as amended from time to time, and devote all his efforts, professional know-how, and experience to the Company.

Dr. Landsberg represents the Company alone and is exempt from the restrictions imposed by section `181 of the (German) “BGB” [Civil Code].  The Company reserves the right at any time to appoint further managing directors and to establish a different arrangement regarding the Company’s representation.

3.               Upon the Company’s request, Dr. Landsberg shall also assume further responsibilities in enterprises affiliated with the Company, as a managing board member, managing director, supervisory board member, or similar executive officer.  Dr. Landsberg further shall join and assume responsibilities in trade associations and similar organizations, to the extent this is considered to be in the best interest of the Company.  Except as otherwise agreed upon by the parties hereto, the assumption of such responsibilities shall not establish any additional employment contract or service agreement.

In the event that Dr. Landsberg receives any separate compensation for holding such positions and offices, such compensation shall be set off against the compensation payable under the terms of this Service Agreement.

Dr. Landsberg shall resign from all of the aforementioned positions and offices whenever the Company’s shareholders’ meeting so requests, at the latest upon his ceasing to be employed by the Company (whether upon termination of his employment, resignation, retirement, or upon his being released from his work for the Company.)

Article 2

Compensation

1.               Dr. Landsberg shall receive the following compensation for his services:

a)              An annual salary in the gross amount of €234,000.00 (in words: Euro two hundred thirty-four thousand), payable in 12 equal installments, at the end of each month;

b)             A one-time bonus, payable shortly after Smiths Group plc announces its results for the year ended 31 July 2005, of a maximum of 50% of base salary, pro-rated for the period from the date this Agreement becomes effective, according to Article 9.1 — until 31 July 2005, depending on performance against agreed objectives;

c)              Effective 1 August 2005, an annual bonus agreement will be offered according to the Smiths Medical bonus arrangements that can be amended from time to time, and in the sole discretion of the shareholders’ meeting.  The bonus, if any, will amount to a maximum of 50% of base salary and would be payable shortly after Smiths Group plc announces its results for that year.  The bonus arrangements will depend on the performance of Smiths Medical as a whole and the successful completion of personal objectives agreed with Dr. Landsberg.

2.               To induce Smiths Group plc’s affiliates to enter into the transactions contemplated by the Agreement and Plan of Merger dated as of 5 December 2004 (the “Merger Agreement”), by and among the Smiths Medical Holdco Limited, Forest Acquisition Corp., MedVest Holdings Corporation (“MedVest”), and each of the individual stockholders of MedVest signatories to the Merger Agreement, and OEP MedVest LLC, as representative on behalf of the stockholders of MedVest, for which you will receive substantial benefit, you and the Company hereby agree that (a) the benefits (the “Control Payments”) under Section (c) of the Severance and Non-Compete Agreement dated 21 May 2003 (the “Existing Agreement”) between Dr. Landsberg and Medex Inc., (b) the remaining payments to be made in accordance with Section 7 of the Existing Agreement (the “Compete Payment”), and (c) your bonus for the 2004 fiscal year (the “Bonus Payment,” and together with the Change in Control Payment and the Compete Payment, the “Transition Payments”) shall be paid in accordance with Section 3 below.  You hereby agree that you will not be entitled to receive the Compete Payment or the Bonus Payment if you voluntarily terminate your employment during the Transition Period (as defined in Section 3 below), and you will not be entitled to receive the Change in Control Payment if you voluntarily terminate your employment before the first anniversary of the closing (the “Closing”) of the transactions contemplated by the Merger Agreement.

3.               The “Transition Period” shall be the period beginning on the Closing and ending on 31 December 2005.  The Company shall pay in full the Compete Payment and the Bonus Payment, plus interest thereon at the prime rate as published in the Eastern edition of the Wall Street Journal from the Closing to the date of payment, on the earlier of (i) the date the Company terminates your employment, (ii) the date you terminate your employment for Good Reason (as defined below) or on account of your death or disability, or (iii) 31 December 2005, so long as you remain employed with the Company during the entire Transition Period.  “Good Reason” shall mean (A) a material breach by the

Company of any material obligation under this Agreement that is not curable or that is not cured within thirty days after written notice thereof by Dr. Landsberg to the Company, or (B) relocation of Dr. Landsberg from the present metropolitan area of employment, without Dr. Landsberg’s consent.  The company shall pay in full the Change in Control Payment on the earlier of (i) the date the Company terminates your employment, (ii) the termination of your employment for Good Reason or on account of your death or disability, or (iii) the first anniversary of the Closing so long as you remain employed with the Company during the entire twelve month period following the Closing.  For the duration of your employment with the Company following the first anniversary of the Closing, the provisions s set out in this Agreement shall apply.

4.               The compensation provided for in Article 2.1 above shall be deemed full consideration for all services performed under this Service Agreement, including any services Dr. Landsberg may for operational reasons be required to perform outside the Company’s regular business hours.

5.               The compensation shall be reviewed annually in accordance with Smiths Medical’s policies.  This does not constitute any entitlement of Dr. Landsberg to a pay rise.

6.               To the extent that not otherwise stipulated in this Article 2, the compensation stipulated herein shall be payable on a pro-rata basis if this Service Agreement does not subsist for a full twelve months in any given calendar year.

7.               The assignment or pledging of claims of compensation hereunder shall be subject to the prior written approval of the shareholders’ meeting.

Article 3

Benefits in Kind; D&O Insurance

1.               The Company shall provide Dr. Landsberg with a company car of a class customary for similarly situated executives for both professional and private use.  The Company shall pay all costs, including insurance premiums, motor vehicle taxes, cost of repairs, fuel, oil, etc., incurred in connection with the maintenance and use of the vehicle.

Except from his spouse living in a common household, nobody besides Dr. Landsberg is authorized to drive the company car.  Dr. Landsberg hereby waives any and all claims against the Company which may accrue to him, his family members, or any third parties in connection with the private use of the Company car, and agrees to indemnify the Company from or against any and all claims brought against the Company by family members or third parties, to the extent that such claims are not covered by the insurance policies taken out with regard to the Company car.

The Company shall also provide a mobile phone for Dr. Landsberg’s use on business.

2.               The Company shall reimburse Dr. Landsberg for all reasonable expenses incurred within the scope of his employment upon presentation of a voucher indicating the amount and business purpose and supported by appropriate documentation, subject however, to the Company’s guidelines, if any, as applicable from time to time and in compliance with applicable tax laws.

3.               The Company shall provide reasonable and adequate coverage for the benefit of Dr. Landsberg under Smiths Group’s D&O policy, provided coverage under such D&O insurance is commercially available and can be obtained at reasonable costs.

4.               Dr. Landsberg shall be responsible for all wage taxes payable on benefits in kind provided by the Company.

Article 4

Prevention from Work

Continued Payment of Compensation in the Event of Illness or Accident

1.               In the event that he is prevented from the performance of his duties for a considerable period of time, Dr. Landsberg shall inform the shareholders’ meeting without undue delay, also stating the reasons for such incapacity.

2.               In the event of his temporary disability due to illness, accident, or any other cause not due to the fault of Dr. Landsberg, Dr. Landsberg shall be entitled to continued payment of compensation in the amounts stipulated in Article 2.1 lit. a) of this Service Agreement for an uninterrupted period of three months or until termination of this Service Agreement, whichever occurs first.

Article 5

Vacation

Dr. Landsberg shall be entitled to a vacation of 30 working days per calendar year.  For the purposes of this provision, “working day” shall mean all business days with the exception of Saturdays.  The duration and dates of such vacation shall be coordinated with the other managing directors, if any, and agreed to by the shareholders’ meeting.  The vacation days that have accrued during any one vacation year shall be used by March 31 of the following year, otherwise they shall be forfeited.

Article 6

Secondary Employment / Non-Compete / Conflicts of Interest

1.               Any secondary employment, whether compensated or uncompensated, that could affect the interests of the Company shall require the prior approval of the shareholders’ meeting.  The foregoing shall apply, mutatis mutandis, if Dr. Landsberg assumes any responsibilities on supervisory boards, advisory boards, or similar bodies of enterprises not affiliated with the Company.  In case of doubt, the opinion of the shareholders’ meeting shall be sought before taking on such secondary employment.  Before taking on any secondary employment, prior notice shall be given to the shareholders’ meeting.

2.               Dr. Landsberg undertakes to refrain from competing with the Company or any companies affiliated with the Company for the duration of this Service Agreement.  In particular, Dr. Landsberg shall not acquire any interests in competitors of the Company, transact business on behalf of such competitors, be it for his own account or for the account of third parties, or provide any other services to such competitors.  Excepted from the foregoing shall be the acquisition of shares in publicly traded companies, provided that such acquisitions do not give him a considerable influence over the actions of such Company.

Furthermore, Dr. Landsberg undertakes to strictly comply with all insider trading regulations stipulated by the law and/or by the Company, each as amended from time to time.

3.               In the interest of both parties, Dr. Landsberg shall disclose to the shareholders’ meeting any conflict of interests arising in connection with the performance of his duties and responsibilities.  The foregoing provision shall apply, in particular, if customers, suppliers, or any other business partners of the Company or affiliated with the Company are relatives, personal friends, or close business associates of Dr. Landsberg, or stand in a close relationship with such relatives, personal friends, or close business associates.  The duty of disclosure shall not be limited to cases in which a conflict of interest may have a specific effect on the performance of Dr. Landsberg’s duties and responsibilities; rather, the mere appearance of a conflict of interest shall be sufficient to give rise to such a duty.

Article 7

Duty of Confidentiality;

Exclusive License to Use Work Results; Inventions

1.               Dr. Landsberg shall keep all business affairs of the Company and enterprises affiliated with the Company confidential, if such affairs are confidential in nature and/or have not already become public knowledge.  Dr. Landsberg further shall not grant any third parties access to the Company’s records and files.  These obligations shall continue even after termination of this Service Agreement.

2.               All work results produced by Dr. Landsberg in the performance of his duties and responsibilities shall be the exclusive property of the Company.  To the extent that such work results are protected by copyright, Dr. Landsberg hereby grants the Company the exclusive and unlimited license to use such work results in all forms conceivable now or at a later date.  This exclusive license shall survive termination of this Service Agreement.  Dr. Landsberg shall not be entitled to any additional compensation for the exclusive license granted to the Company hereunder.  The compensation stipulated in this Service Agreement shall be deemed full and adequate consideration for the exclusive license granted to the Company hereunder.

3.               The Company shall be entitled to exclusive use of any inventions and proposed technical improvements, as well as any patents, utility models and designs, etc., developed by Dr. Landsberg in the performance of his duties and responsibilities as managing director, without additional payment.  The (German) “Arbeitnehmererfindungsgesetz” (Act on Employees’ Inventions) shall apply, except for the provisions providing for the inventor’s claim to compensation.

Article 8

Return of Property

Following termination of this Service Agreement or Dr. Landsberg’s release from work, Dr. Landsberg shall, of his own accord, return to the Company all objects due to the Company or enterprises affiliated with the Company in his possession, including all documents, notes, and instruments, as well as other data stored by technical means, including any copies thereof.  The foregoing duty shall especially include the duty to return the Company car provided to Dr. Landsberg pursuant to Article 3.1 of this Agreement.  The right to retain any documents or objects defined in this section is expressly excluded.  Dr. Landsberg shall not be entitled to any compensation or damages for returning Company property prior to termination of this Service Agreement.  Upon termination of his employment relationship, Dr. Landsberg shall affirm in writing the full discharge of his duty to return property.

Article 9

Term of Employment and Termination

1.               This Service Agreement is subject to the occurrence of, and shall become effective on the day of the Closing.

2.               This Service Agreement shall be for an initial fixed term of one year from the date of the Closing.  Thereafter, this Service Agreement may be terminated by either contracting party by giving three months’ notice prior to the end of a calendar month.  The right to terminate this Service Agreement for good cause (Section 626 of the German “BGB” [Civil Code]) shall not be affected thereby.  If the appointment as managing director ends without simultaneous termination of the Service Agreement, Dr. Landsberg shall be released from his duty to work according to Article 9.4 for the remaining term of the Agreement, and the Company shall continue to pay the compensation stipulated in Article 2.1 lit. a).

3.               The termination of this Service Agreement shall only be valid if made in writing.

4.               The Company shall have the right, at any time, in particular if notice of termination has been given by either of the contracting parties, to release Dr. Landsberg from his duty to work (such release being either irrevocable or in a form that it can be revoked), provided that the Company shall continue to pay the contractual compensation due to Dr. Landsberg pursuant to Article 2.1 lit. a).  In the event of an irrevocable release of Dr. Landsberg from work, the time of such release shall be taken into account in calculating the managing director’s claim to vacation.  For periods of release from work during which continued payment of compensation is not set off against unused vacation claims, any income which Dr. Landsberg receives from another occupation or maliciously fails to acquire, shall be set off against his compensation claim.

5.               This Service Agreement shall end, without notice of termination being required, at the end of the month in which Dr. Landsberg attains the age of 65, as well in case of his becoming incapable of gainful employment according to Section 43 of the (German) “SGB VI” (Social Code vol. 6).

Article 10

Insurance Benefits

If Dr. Landsberg requests, the Company will — by means of contribution — make annual contributions of €1,752 (in words:  Euro one thousand seven hundred fifty-two) gross on behalf of Dr. Landsberg to an insurance company in accordance with the provisions of a direct insurance (Direktversicherung).

Article 11

Final Provisions

1.               To the extent that this Service Agreement enters into force according to Article 9.1 above, it shall supersede all former agreements regarding the employment relationship that may hitherto have been concluded by the parties and/or any other affiliate, and/or subsidiary of the Company, especially, but not exclusively, the Severance and Non-Compete Agreement dated 21 May 2003, between Medex Inc. and Dr. Landsberg.

2.               To the extent that this Service Agreement enters into force according to Article 9.1 above, Dr. Landsberg hereby waives all and any possible claims arising from all former agreements regarding the employment relationship that may hitherto have been concluded by the parties and/or any other affiliate, and/or subsidiary of the Company, especially, but not exclusively, arising from the Severance and Non-Compete Agreement dated 21 May 2003, between Medex Inc. and Dr. Landsberg.

3.               This Service Agreement contains all the agreements and arrangements made between the parties.  There are no oral side agreements.  For the avoidance of doubt, this Service Agreement shall be governed by German Law.

4.               Modifications of and/or amendments to this Agreement shall only valid if made in writing.  This shall also apply to the cancellation or amendment of the requirement of the written form.

5.               If any provision hereof is or becomes invalid, the validity of the other provisions hereof shall not be affected thereby.  In such a case, the invalid provision shall be replaced with a valid provision which is as consistent as possible with the economic purpose of the invalid provision intended by the parties to this Agreement.  This shall also apply if a provision is or becomes invalid on account of the scope or extent of an obligation or a time period.  In such case, the legally admissible scope or extent of obligation or time period shall apply.

6.               Dr. Landsberg acknowledges receipt of one original counterpart of this Agreement duly signed by each party hereto on this day.

Place and date	Place and date	Dusseldorf December 4, 2004

Medex GmbH,	/s/ Dr. Georg Landsberg
Represented by its [shareholders’ meeting]

Place and date
We agree with Article 11.1 and accept the waiver in Article 11.2
Medex Inc. represented by
/s/ Dominick A. Arena